As filed with the Securities and Exchange Commission on August 4, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Uranium Royalty Corp.

(Exact name of registrant as specified in its charter)

Delaware	42-3490185
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

141 Union Blvd, Suite #310 Lakewood, CO (Address of principal executive offices)	80228 (Zip Code)

Uranium Royalty Corp. 2026 Long-Term Incentive Plan

(Full title of the plan)

Scott Melbye
Chief Executive Officer
Uranium Royalty Corp.
141 Union Blvd, Suite #310

Lakewood, CO 80228
(Name and address of agent for service)

(720) 657-1700

(Telephone number, including area code, of agent for service)

With copies of communications to:

Rod Talaifar Sangra Moller LLP Suite 2200, 1021 West Hastings Street Vancouver, British Columbia, Canada V6E 0C3 (604) 662-8808	Rick Werner, Esq. W. Bruce Newsome, Esq. Haynes and Boone, LLP 30 Rockefeller Plaza 26th Floor New York, NY 10112 (212) 659-7300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) is being filed to register shares of common stock of Uranium Royalty Corp. (the “Company”) that may be issued to employees, consultants or outside directors of the Company or its subsidiaries pursuant to future grants of equity-based awards under the Uranium Royalty Corp. 2026 Long-Term Incentive Plan (the “LTIP”). The maximum number of shares of the Company’s common stock that may be delivered pursuant to awards granted under the LTIP is 37,721,062. The LTIP also provides that, to the extent an award under the LTIP is forfeited, expires, is canceled or surrendered, or otherwise terminates without the issuance of the underlying shares, in whole or in part, the shares subject to such award may again be awarded under the LTIP; provided, however, that shares withheld or delivered to satisfy the exercise price of an option or applicable tax withholding obligations will not again become available for awards under the LTIP.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I will be sent or given to eligible participants in accordance with Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed by the Company with the Securities and Exchange Commission (the “Commission”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Company hereby incorporates by reference in this Registration Statement the following documents (excluding those portions of any Current Report on Form 8-K that are “furnished” and not “filed” pursuant to applicable rules and regulations of the Commission):

(a)	The Company’s Annual Report on Form 10-K for the year ended April 30, 2026, filed with the Commission on July 28, 2026.

(b)	The Company’s Current Report on Form 8-K12B, filed with the Commission on July 28, 2026.

(c)	The description of the Company’s common stock filed as Exhibit 4.1 to the Company’s Annual Report on Form 10-K for the year ended April 30, 2026, filed with the Commission on July 28, 2026, and any amendment or report filed for the purpose of updating such description.

In addition, all documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereby have been sold or that deregisters all such securities then remaining unsold, but excluding information furnished to, rather than filed with, the Commission, shall be deemed to be incorporated by reference in this Registration Statement and made part hereof from their respective dates of filing (such documents, and the documents listed above, being hereinafter referred to as “Incorporated Document(s)”).

Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any statement contained herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 102(b)(7) of the Delaware General Corporation Law (as amended, the “DGCL”) authorizes corporations to limit or eliminate the personal liability of directors and officers to corporations and their stockholders for monetary damages for breaches of their fiduciary duties, subject to certain exceptions. The Company’s Certificate of Incorporation, as amended (the “Certificate of Incorporation”), provides that no director or officer shall be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except for liability (i) for any breach of the director or officer’s duty of loyalty to the Company or the Company’s stockholders, (ii) for acts or omissions of a director or officer not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) of a director under Section 174 of the DGCL, (iv) for any transaction from which a director or officer derived an improper personal benefit or (v) of an officer in any action by or in the right of the Company. The Company’s Certificate of Incorporation also provides that if the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Section 145 of the DGCL (“Section 145”) provides that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that such person’s conduct was illegal and that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would otherwise have the power to indemnify such person under Section 145.

The Company’s Certificate of Incorporation provides that the Company shall, to the fullest extent permitted by Section 145 of the DGCL, as the same may be amended and supplemented, indemnify and advance expenses to, any person who is a current or former director, officer, employee or agent of the Company from and against any and all of the expenses, liabilities or other matters referred to in or covered by such section.

The Company’s Amended and Restated Bylaws (the “Bylaws”) require the Company to indemnify and advance expenses to the Company’s current and former directors and officers, as well as certain persons serving, at the Company’s request, at another entity as a director, officer, employee, fiduciary or agent.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of the Company’s Certificate of Incorporation or Bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

The Company maintains a general liability insurance policy that covers certain liabilities of the Company’s directors and officers arising out of claims based on acts or omissions in the person’s capacity as a director or officer.

The Company has entered into indemnification agreements and employment agreements with its directors and its executive officers, respectively, pursuant to which it has agreed to indemnify such persons against any liability, damage, cost or expense incurred in connection with the defense of any action, suit or proceeding to which such persons are a party to the extent permitted by applicable law, subject to certain exceptions.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description
4.1	Amended and Restated Certificate of Incorporation of Uranium Royalty Corp. (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K12B filed with the Commission on July 28, 2026).
4.2	Amended and Restated Bylaws of Uranium Royalty Corp. (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K12B filed with the Commission on July 28, 2026).
4.3	Certificate of Designation of Class A Preferred Stock and Class B Preferred Stock of Uranium Royalty Corp. (incorporated by reference to Exhibit 3.3 to the Current Report on Form 8-K12B filed with the Commission on July 28, 2026).
5.1*	Legal Opinion of Haynes and Boone, LLP.
23.1*	Consent of PricewaterhouseCoopers LLP.
23.2*	Consent of KPMG LLP.
23.3*	Consent of Haynes and Boone, LLP (included in its opinion filed as Exhibit 5.1).
24.1*	Power of Attorney (included in the signature page to this Registration Statement).
99.1	Uranium Royalty Corp. 2026 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.8 to the Current Report on Form 8-K12B filed with the Commission on July 28, 2026).
99.2	Form of Option Award Agreement under the Uranium Royalty Corp. 2026 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.9 to the Current Report on Form 8-K12B filed with the Commission on July 28, 2026).
107*	Filing Fee Table.

* Filed herewith.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, Canada on August 4, 2026.

URANIUM ROYALTY CORP.

By:	/s/ Eason Chen
Eason Chen
Interim Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Eason Chen as his or her true and lawful attorney-in-fact and agent, with full power of substitution, for him or her and on his or her behalf and in his or her name, place and stead, in any and all capacities, to execute any and all amendments (including post-effective amendments) to this Registration Statement, including, without limitation, additional registration statements filed pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same, as fully and to all intents and purposes as he or she might or could do if personally present, hereby ratifying and confirming all that said attorney-in-fact or his substitute may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Scott Melbye	Chief Executive Officer and Director	August 4, 2026
Scott Melbye	(Principal Executive Officer)

/s/ Eason Chen	Interim Chief Financial Officer	August 4, 2026
Eason Chen	(Principal Financial and Accounting Officer)

/s/ Amir Adnani	Chairman of the Board of Directors	August 4, 2026
Amir Adnani

/s/ Neil Gregson	Director	August 4, 2026
Neil Gregson

/s/ Vina Patel	Director	August 4, 2026
Vina Patel

/s/ Ken Robertson	Director	August 4, 2026
Ken Robertson

/s/ Donna Wichers	Director	August 4, 2026
Donna Wichers